Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)
(Form Type)

Xenon Pharmaceuticals Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares, no par value per share	457(r)	9,426,230(2)	$30.50	$287,500,015	$92.70 per $1,000,000	$26,651.25
Fees to Be Paid	Equity	Pre-funded warrants to purchase common shares(3)	Other	327,868	$30.4999(4)	(5)	(5)	(5)
Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—		—	—	—	—
	Total Offering Amounts					$287,500,015		$26,651.25(1)
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$26,651.25

(1)

This filing fee is calculated and being paid pursuant to Rule 457(r) of the Securities Act of 1933, as amended (the “Securities Act”), and relates to our Registration Statement on Form S-3ASR (File No. 333-260010).

(2)

Includes 1,229,508 common shares issuable upon exercise of the underwriters’ option to purchase additional common shares and 327,868 common shares issuable upon the exercise of the pre-funded warrants referenced below.

(3)

Pursuant to Rule 416 under the Securities Act, the pre-funded warrants to purchase common shares being registered hereunder include such indeterminate number of additional common shares as may be issued after the date hereof as a result of share splits, share dividends or similar transactions.

(4)

The purchase price is $30.4999 per pre-funded warrant to purchase common shares (which equals the public offering price per common share less the $0.0001 per share exercise price of each such pre-funded warrant).

(5)	Pursuant to Securities and Exchange Commission staff interpretation, the entire fee is allocated to the common shares underlying